Exhibit 99.1

Tel-Instrument Electronics Corp Announces $2.14 Million Contract Modification ($1.2 Million Pre-Tax Benefit) for the ITATS Program

East Rutherford, NJ – January 14, 2014 – Tel-Instrument Electronics Corp (“Tel”) announced today that it has negotiated a $2.14 million contract modification on the ITATS program. The ITATS product (“AN/ARM-206”) is a fully automated TACAN test set for use in U.S. Navy Intermediate Level repair locations. This contract modification entails the sale of certain Intellectual Property (“IP”) to the U.S. Navy plus the sale of ancillary test support equipment and a modest increase in the recurring price to reflect several product enhancements. A portion of the IP sale proceeds will go to Tel’s subcontractor on this program. This contract modification is expected to result in a pre-tax benefit of about $1.2 million over the next two fiscal quarters. The sale of the IP for the ITATS program should have no impact on sales of these units to the U.S. Navy or other customers. Management believes that the sale of the ITATS IP should improve Tel’s balance sheet and liquidity position and help facilitate the commencement of the ITATS full rate production this summer.

About Tel-Instrument Electronics Corp

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

The Company’s stock is traded in the American Stock Exchange under the symbol TIK.

Contacts

Tel-Instrument Electronics Corp
Joseph P. Macaluso, 201-933-1600
or
Institutional Marketing Services (IMS)
John Nesbett or Jennifer Belodeau
203-972-9200
jnesbett@institutionalms.com